Exhibit 99.1

DSP Group Updates Financial Guidance for the Fourth Quarter of 2012

SAN JOSE, Calif., January 7, 2013 – DSP Group®, Inc. (NASDAQ: DSPG), a leading global provider of wireless chipset solutions for converged communications, announced today that it expects to exceed the revenue, operating and earnings guidance for the fourth quarter of 2012 that was previously provided by the Company during its third quarter earnings call held on November 5, 2012.

DSP Group expects to report revenues of approximately $38.2 million for its fourth fiscal quarter ended December 31, 2012, exceeding the higher end of management’s prior guidance of $35 to $38 million.

The Company also expects to report positive non-GAAP operating income for the fourth quarter of 2012 due to higher revenues and lower operating costs. Moreover, management expects to successfully meet its objective of generating positive cash flows from operations and EBITDA both for the fourth quarter and full year ended December 31, 2012.

DSP Group will be presenting at the upcoming CES show in Las Vegas on January 8th-11th and at Needham’s 2013 Growth Conference on January 15th and 16th, 2013 in New York.

Forward Looking Statements

This press release contains statements that qualify as “forward-looking statements” under the Private Securities Litigation Reform Act of 1995, including statements about the Company’s revenues and positive non-GAAP operating income for the fourth quarter of 2012 and the Company meeting its objective of generating positive operating cash flows for the fourth quarter and full year 2012. The events described in these forward-looking statements may not actually arise as a result of various factors, including the timing and ability of the consumer electronics market to recover and the corresponding recovery of DSP Group’s customers; unexpected delays in the commercial launch of new products; the impact of reductions in lead times and inventory levels by DSP Group customers and their customers; slower than expected change in the nature of residential communications domain; DSP Group’s inability to develop and produce new products at competitive costs and in a timely manner or failure of such products to achieve broad market acceptance; and general market demand for products that incorporate DSP Group’s technology in the market. These factors and other factors which may affect future operating results or DSP Group’s stock price are discussed under “RISK FACTORS” in the Form 10-K for fiscal 2011 as well as other reports DSP Group has filed with the Securities and Exchange Commission and which are available on DSP Group’s Web site (www.dspg.com) under Investor Relations.

About DSP Group

DSP Group®, Inc. (NASDAQ: DSPG) is a leading global provider of wireless chipset solutions for converged communications. Delivering semiconductor system solutions with software and reference designs, DSP Group enables OEMs/ODMs, consumer electronics (CE) manufacturers and service providers to cost-effectively develop new revenue-generating products with fast time to market. At the forefront of semiconductor innovation and operational excellence for over two decades, DSP Group provides a broad portfolio of wireless chipsets integrating DECT/CAT-iq, DECT ULE, Wi-Fi, PSTN, HDClear™ video and VoIP technologies. DSP Group enables converged voice, audio, video and data connectivity across diverse mobile, consumer and enterprise products – from mobile devices, connected multimedia screens, mobile devices, and home automation & security to cordless phones, VoIP systems, and home gateways. Leveraging industry-leading experience and expertise, DSP Group partners with CE manufacturers and service providers to shape the future of converged communications at home, office and on the go. For more information, visit www.dspg.com.

Contacts:

Orly Garini-Dil

Marketing Communications Manager

DSP Group, Inc.

Tel: +972 54 5225382

orly.garini@dspg.com

www.dspg.com